EXHIBIT 10.3

STOCK PURCHASE AGREEMENT

by and among

SECURED PRODUCTS (CAYMAN), INC.,

H.I.G. CAPITAL MANAGEMENT, INC.

and

MDC PARTNERS INC.

dated as of

November 3, 2006

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of November 3, 2006, by and among Secured Products (Cayman), Inc., a Cayman Islands exempted company (“Purchaser”), and MDC Partners Inc., a Canadian corporation (“Seller”) and the holder of all the capital stock of 2114744 Ontario Inc., a newly-formed Ontario corporation that will conduct its business as Mercury Graphics (“Mercury”); Metaca Corporation, a Canadian corporation (“Metaca”); MDC USA Holdings Inc. (“MDC Holdco”), a Delaware corporation that owns all of the capital stock of Ashton-Potter [USA] Ltd., a Delaware corporation (“AP”)(Mercury, Metaca and MDC Holdco are referred to as the “Base Companies”, and collectively with AP and Placard Pty Ltd. (“Placard”), an Australian corporation that is wholly-owned by Metaca, the “Companies”), and H.I.G. Capital Management, Inc., a Delaware corporation (“HIG”) (for purposes of Sections 1.2(b)(i), 2.1(b)(iv) and 7 only). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

WHEREAS each of the boards of directors of Purchaser and Seller has unanimously approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition by Purchaser (or its designated Subsidiaries) from Seller, and the sale by Seller to Purchaser (or its designated Subsidiaries), of all the outstanding capital stock of the Base Companies upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1.  Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser (or its designated Subsidiaries) all the issued and outstanding Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state or provincial securities laws, and Purchaser (or its designated Subsidiaries) shall purchase, acquire and accept the Shares from Seller.

1.2.  Consideration; Purchase Price. (a)  Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser (or its designated Subsidiaries) of the Shares, Purchaser (or its designated Subsidiaries) shall (i) pay to Seller an amount of cash equal to $20 million (the “Base Purchase Price”), as adjusted pursuant to clause (c) (as so adjusted, the “Purchase Price”) and (ii) issue or deliver to Seller to Seller an amount equal to 7.5% of the issued ordinary shares, par value US$1.00, in Purchaser (the “MDC Shares”).

(b)  The Purchase Price shall be paid by Purchaser to Seller as follows:

(i)  Simultaneously with the execution of this Agreement, HIG shall deliver to the Escrow Agent, a wire transfer in immediately available federal funds in an amount equal to $1 million (the “Contract Deposit”), to be held by the Escrow Agent in accordance with the Deposit Escrow Agreement among the Escrow Agent, HIG, Purchaser and Seller of even date herewith (the “Deposit Escrow Agreement”). The Contract Deposit shall be non-refundable except as expressly provided in Article VII hereof;

(ii)  At the Closing, an amount equal to $1 million of the Purchase Price (the “Escrow Amount”) shall be placed in escrow for a period of up to one (1) year following the Closing Date pursuant to the terms of the Escrow Agreement, as security for the purchase price adjustments described in Section 2.2, if any, and the indemnification obligations, if any, of Seller as set forth in Section 8 hereof; and

(iii) At the Closing, (A) Purchaser shall pay to Seller an amount equal to the balance of the Estimated Purchase Price (i.e., the balance of the Estimated Purchase Price less the Escrow Amount) and (B) (x) the Escrow Agent shall pay the Contract Deposit to HIG (together will all accrued interest thereon) or, (y) if the Contract Deposit has been released prior to the Closing pursuant to Section 7.2, Seller shall refund the Contract Deposit and the Second Contract Deposit to HIG by wire transfer of immediately available federal funds.

(c)  The Base Purchase Price shall be (i) increased by the amount, if any, by which the Closing Working Capital exceeds $13 million or decreased by the amount, if any, by which the Closing Working Capital is less than $13 million; (ii) decreased by the aggregate amount of Indebtedness (excluding the Mercury Lease) of the Companies as of the Closing; and (iii) decreased by the aggregate amount of any professional fees and expenses (including, without limitation, accounting, broker and legal expenses and fees) that have been incurred by the Companies in connection with the transactions contemplated hereby and that have not been paid by the Seller as of the Closing (the “Transaction Expenses”).

(d)  For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by Purchaser to Seller at the Closing, Seller shall in good faith prepare an estimated calculation of the Closing Working Capital (such amount, the “Estimated Closing Working Capital”) on the basis described in the first sentence of Section 2.2(b). Seller shall deliver the calculation of Estimated Closing Working Capital to Purchaser not less than two Business Days before the Closing Date along with a certificate executed by an officer of the Seller certifying that such statement of Estimated Closing Working Capital was prepared on the basis described in Section 2.2(b).

(e)  As used in this Agreement, the “Estimated Purchase Price” shall mean the amount equal to the Base Purchase Price (i) increased by the amount, if any, by which the Estimated Closing Working Capital exceeds $13 million or (ii) decreased by the amount, if any, by which the Estimated Closing Working Capital is less than $13 million, and as the same may be adjusted pursuant to Section 1.2(c)(ii) and (iii) of this Agreement.

ARTICLE II
THE CLOSING

2.1.  The Closing. (a)  The sale and transfer of the Shares by Seller to Purchaser (or its designated Subsidiaries) shall take place at the offices of Seller at 10:00 am (New York City time) on November 15, 2006 (the “Closing Date”), unless another date or place is agreed in writing by each of the parties hereto.

(b)  At the Closing:

(i)  Seller shall deliver to Purchaser (or its designated Subsidiaries) one or more certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of Purchaser (or its designated Subsidiaries) or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Purchaser (or its designated Subsidiaries) legal and beneficial ownership of such Shares;

(ii)  Purchaser (or its designated Subsidiaries) shall transfer the Estimated Purchase Price, less the Escrow Amount, to an account designated by Seller prior to the Closing by wire transfer of immediately available U.S. Dollar funds; and

(iii)  Purchaser (or its designated Subsidiaries) shall transfer the Escrow Amount to the account designated by Escrow Agent prior to the Closing by wire transfer of immediately available U.S. Dollar funds.

(iv)  HIG and Seller shall cause the Escrow Agent to release and pay the amount of the Contract Deposit to HIG (by joint written instruction), unless the Contract Deposit has been released to Seller prior to the Closing in connection with an Extension Election pursuant to Article 7, in which case Seller shall return to HIG the Contract Deposit and the Second Contract Deposit to HIG by wire transfer of immediately available federal funds at the Closing;

(v)  Purchaser and Seller shall enter into a Transition Services Agreement substantially in the form of Exhibit A hereto (the “Transition Services Agreement”).

(vi)  Purchaser and Seller shall enter into a Shareholders’ Agreement with respect to the MDC Shares substantially in the form of Exhibit B hereto.

(vii)  Purchaser, Seller and the Escrow Agent shall enter into the Escrow Agreement substantially in the form of Exhibit C hereto (the “Escrow Agreement”).

(viii)  All of the MDC Partner-designated directors and officers of the Companies listed on Schedule 2.1(b)(viii) shall have tendered resignations of their positions with the Companies.

(ix)  Seller shall prepare and deliver to the Purchaser a certificate (the “Certificate of Indebtedness”) representing and certifying as to (A) the amount of Indebtedness of each Company outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon and (B) the amount of Transaction Expenses of each Company outstanding on the Closing Date, and specifying the amount owed to each party listed thereon.

(x)  Seller shall deliver to Purchaser pay-off letters and lien discharges (or agreements therefor) reasonably satisfactory to the Purchaser from each creditor listed on Schedule 2.1(b)(ix) hereto. Seller shall have evidenced the discharge of all Intercompany Arrangements between Placard and Metaca required to be discharged pursuant to Section 5.5 (in a manner reasonably satisfactory to the Purchaser).

(xi)  Seller shall deliver the written consents, in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel, to the consummation of the transactions contemplated by this Agreement (including the Mercury Contribution) referenced on Schedule 2.1(b)(xi) hereto.

(xii)  Seller shall have evidenced the completion of the Mercury Contribution pursuant to the Asset Purchase Rollover Agreement substantially in the form attached as Exhibit E hereto.

2.2.  Post-Closing Adjustment. (a)  Seller has prepared the attached Schedule 2.2 which lists certain current asset and current liability accounts and certain accounting principles, methodologies and policies to be used to determine the Closing Working Capital. The Purchase Price shall be adjusted after the Closing in accordance with this Section 2.2 based upon the actual Closing Working Capital of the accounts shown on Schedule 2.2. For purposes hereof, the statement of the Closing Working Capital, together with the calculation of the Purchase Price that results from the determination of such amount, shall be referred to as the “Closing Statement.”

(b)  The Closing Statement shall be prepared on the basis of, and using the same accounting principles, methodologies and policies, as specified in Schedule 2.2 and, to the extent not specified therein, as used in preparing the Financial Statements. If the Purchase Price as finally determined in accordance with this Section 2.2 (i) is less than the Estimated Purchase Price, Seller shall pay to Purchaser the amount by which the Purchase Price falls short of the Estimated Purchase Price, or (ii) exceeds the Estimated Purchase Price, Purchaser shall pay to Seller the amount by which the Estimated Purchase Price falls short of the Purchase Price. Any such payment shall be made by wire transfer of immediately available U.S. Dollar funds to an account designated by the party receiving payment within three Business Days after the final determination of the Purchase Price. The amount of any such payment not made when due shall bear interest at a rate per annum equal to the rate announced by Citibank, N.A. from time to time as its “Base Rate” plus two percent (2%) from the third Business Day after the final determination of the Purchase Price. Any amount owed by Seller to Purchaser pursuant to clause (b) may, at the Purchaser’s option, be satisfied from the Escrowed Amount pursuant to the Escrow Agreement.

(c)  As promptly as practicable (and, in any event, within 120 days after the Closing), Purchaser shall prepare and deliver to Seller the Closing Statement prepared in accordance with this Section 2.2. If Seller disagrees with the determination of the Closing Statement, Seller shall notify Purchaser of such disagreement within 60 days after delivery of the Closing Statement, which notice shall set forth any such disagreement in reasonable detail. If Seller fails to deliver this notice by the end of such 60 days, Seller shall be deemed to have accepted the Closing Statement delivered by Purchaser. Matters included in the calculations in the Closing Statement that are not objected to by Seller in such notice shall be deemed accepted by Seller and shall not be subject to further dispute or review. During the 60-day period of Seller’s review of the Closing Statement and the resolution of any disputes that may arise under this Section 2.2, Purchaser will, upon reasonable notice and during regular business hours, provide Seller and its accountants access to the books and records and personnel of the Companies and all documents, schedules and workpapers used by Purchaser in the preparation of the Closing Statement. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the parties.

(d)  If Purchaser and Seller are unable to resolve any disagreement as contemplated by Section 2.2(c) within 30 days after delivery by Seller of written notice of such disagreement, Purchaser and Seller shall jointly select a partner at a mutually acceptable accounting firm to resolve such disagreement (the person so selected shall be referred to herein as the “Accounting Arbitrator”). The parties shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which Purchaser and Seller have not resolved their disagreement. Purchaser and Seller shall use reasonable best efforts to cause the Accounting Arbitrator to deliver to the parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the parties. The fees, costs and expenses of the Accounting Arbitrator shall be borne one-half by Purchaser and one-half by Seller; provided that if the Accounting Arbitrator determines that one party’s position is completely correct, then such party shall pay none of the fees, costs and expenses of the Accounting Arbitrator and the other party shall pay all such fees, costs and expenses.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule delivered by Seller to Purchaser simultaneously with the execution hereof, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date) and as of the Closing Date. For purposes of the representations and warranties of Seller contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to another representation or warranty by Seller calling for disclosure of such information if (a) a specific cross-reference is made to or from the appropriate Disclosure Schedule for such other representation or warranty or (b) the disclosure is described in sufficient detail such that its qualification of the other representation or warranty is reasonably apparent. Except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser as of the date hereof (or, if the representation or warranty is made as of a specified date, as of such date), and as of the Closing Date, as follows:

3.1.  Organization. Seller and each of the Companies (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required. No meeting has been convened, resolution proposed, petition presented or order made for the winding up of any Company. Seller has heretofore delivered to Purchaser, or made available for review by Purchaser, complete and correct copies of the certificate of incorporation and by-laws of each Company, and all amendments thereto, as presently in effect.

3.2.  Authorization. Seller has the requisite corporate power and authority and full legal right to execute, deliver and perform this Agreement and to consummate the Closing and the Mercury Contribution. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Closing and the Mercury Contribution have been duly authorized by the board of directors of Seller, and no other corporate action on the part of Seller or any Company is necessary to authorize the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the Closing and the Mercury Contribution.

3.3.  Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Seller, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.4.  Consents and Approvals; No Violations. Except for (i) the filing of reports by Seller under the Exchange Act and in accordance with NASDAQ National Market and Toronto Stock Exchange rules and requirements and (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and applicable non-U.S. laws with respect to foreign investment and competition, and other applicable requirements of state or provincial securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the Closing or the Mercury Contribution will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller or any of the Companies, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, insurance policy, loan, lease, license, guarantee or commitment by which the Companies or any of their respective assets or properties are bound, (d) violate any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy, or rule of common law, requirement of or other governmental restriction of or determination by any Government Entity or any interpretation of any of the foregoing by any Governmental Entity (“Law”) applicable to Seller, any of the Companies or any of their properties or assets, or (e) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Companies, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches and defaults which would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged (to the extent different from the businesses engaged in by the Companies) or as a result of any acts or omissions by, or the status of any facts pertaining specifically to, Purchaser or any of its Affiliates (other than the Companies).

3.5.  Ownership and Possession of Shares. As of the Closing, Seller is the registered and beneficial owner of all the issued and outstanding Shares, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state or provincial securities laws.

3.6.  Capitalization. The issued and outstanding capital stock of each Base Company consists exclusively of the Shares. Metaca is the registered holder and beneficial owner of all of the shares issued in the capital of Placard. MDC Holdco is the registered holder and beneficial owner of all of the shares issued in the capital of AP. Seller is the registered holder and beneficial owner of all of the shares issued in the capital of Mercury. All the Shares are duly authorized, validly issued, fully paid and non-assessable. There are no options, rights or agreements to which any of Seller, any Company or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of any Company or any Subsidiary, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of any Company or any Subsidiary, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of any Company or any Subsidiary.

3.7.  Subsidiaries and Affiliates. Schedule 3.7 of the Disclosure Schedule sets forth, as of the date hereof, a complete list of each Subsidiary of each Company, and each Subsidiary is wholly-owned by such Company. Except as set forth on the Disclosure Schedule, none of the Companies has any Subsidiaries and none of the Companies otherwise owns, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture, business trust, or other business entity.

3.8.  Financial Statements. True and complete copies of the Financial Statements are included in the Disclosure Schedule. The Financial Statements have been prepared in accordance with applicable GAAP (subject, in the case of the Interim Financials, to the absence of notes and to normal recurring year-end adjustments) and present, in all material respects, the financial position and the results of operations of each Company as of the dates and for the periods referred to therein. Each of the balance sheets included in the Financial Statements fairly and accurately presents, in all material respects, the financial condition of each Company as of its respective date. Each of the statements of income, retained earnings and cash flows, if any, included in the Financial Statements fairly and accurately present, in all material respects, the results of operations of each Company for the periods covered thereby.

3.9.  Absence of Certain Changes.

(a)  Since the Balance Sheet Date, (i) no event, change or circumstance that would have a Company Material Adverse Effect has occurred, and (ii) except as set forth in Section 3.9 of the Disclosure Schedule, each Company has carried on its business only in the ordinary course, and there has not been (A) any change in the assets, liabilities, sales, income or business of such Company or in the relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (B) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of such Company; (C) any forgiveness or cancellation of any debt or claim by such Company or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (D) any entry by such Company into any transaction other than in the ordinary course of business; or (D) any discharge or satisfaction by such Company of any lien or encumbrance or payment by such Company of any obligation or liability (fixed or contingent) other than (x) current liabilities included in the Year-End Balance Sheet or the Closing Statement and (y) current liabilities incurred since the date of the Year-End Balance Sheet in the ordinary course of business.

(b)  Except as set forth on Schedule 3.9 or as contemplated in connection with the transactions set forth in this Agreement, since the Balance Sheet Date, no Company has:

(i)  (x) amended its certificate of incorporation or by-laws or similar organizational documents or (y) (A) issued, sold, transferred, pledged, disposed of or encumbered any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (B) declared, set aside or paid any non-cash dividend or any other distribution payable in stock or property (other than cash and cash equivalents) with respect to any shares of any class or series of its capital stock, (C) split, combined or reclassified any shares of any class or series of its stock or (D) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquired such shares;

(ii)  made any change in the compensation, pension or other benefits payable or to become payable to any of its employees (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof);

(iii)  adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of such Company;

(iv)  changed in any material respect any of the accounting methods used by it unless required by applicable GAAP and disclosed to Purchaser in writing;

(v)  become legally committed to any new capital expenditure requiring expenditures after the Closing in excess of $50,000, except for expenditures pursuant to projects for which work has already been commenced or committed;

(vi)  except in the ordinary course of business, sold, leased, licensed, mortgaged or created an Encumbrance upon (other than Permitted Encumbrances) any of its respective assets or properties at a price in excess of $50,000 in the aggregate or in a transaction that is not arms-length;

(vii)  made any loans or advances to any Person such that the amount of principal owed by such Person to any Company shall be in excess of $10,000; and

(viii)  entered into any agreement, contract or commitment to do any of the foregoing.

3.10.  Property and Assets.

 (a)  Each of the Companies has good and marketable title to, or a valid lease, license or right to use, all assets, properties and rights used by it. Those real and other tangible properties purported to be owned by each of the Companies are held free and clear of all Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’ and similar Encumbrances arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use and (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use (clauses (i) through (iv) being “Permitted Encumbrances”). All tangible assets owned or leased by each Company are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements. Section 3.10(a)(i) of the Disclosure Schedule sets forth a complete list of all Real Property and specifies which Real Property is owned and which is leased. Section 3.10(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all capital assets of each of the Companies having a book or fair market value in excess of $25,000. There are no material defects in any such capital assets (subject to ordinary wear and tear and ordinary maintenance requirements) or Real Property, as to title or condition, not described in Section 3.10(a)(i) or 3.10(a)(ii) of the Disclosure Schedule. Neither Seller nor any of the Companies has received any notice that either the whole or any portion of the Real Property is to be condemned, expropriated, requisitioned or otherwise taken by any public authority. Neither Seller nor any of the Companies has any knowledge of any public improvements that may result in special assessments against any of the Real Property. Section 3.10(a)(i) of the Disclosure Schedule sets forth (i) a complete and correct description of all leases of Real Property to which any of the Companies is a party and (ii) a complete and accurate list of the street addresses of all real property leased by any of the Companies. Complete and correct copies of all such leases have been delivered or made available to Purchaser. Each such lease is valid and subsisting, and no action has been taken or omitted by any Company or the Seller and, to the Knowledge of the Seller, no other event or condition exists, which constitutes, or after notice or lapse of time or both would constitute, a default under any such lease. The leasehold interests of each Company are subject to no lien or other encumbrance, and such Company is in quiet possession of the properties covered by such leases.

(b)  Except as set forth in Section 3.10(b) of the Disclosure Schedules, the property and assets transferred to Mercury in accordance with the Mercury Contribution, when utilized with a labor force substantially similar to that employed by the Company immediately prior to the Mercury Contribution, are adequate and sufficient to conduct the business of Mercury as conducted by the Seller immediately prior to the Mercury Contribution. Such properties and assets, taken as a whole, constitute all of the properties and assets used primarily or held primarily for use in connection with the business conducted by Mercury.

3.11.  Leases, Contracts and Commitments. (a)  Section 3.11 of the Disclosure Schedule sets forth, as of the date hereof, a complete list of every binding contract, agreement, loan, lease, license, joint venture agreement, tax sharing agreement, guarantee or commitment to which each Company and each Subsidiary of such Company is a party and that (i) provides for future payments, or pursuant to which payments were received or made during the one (1) year period ending on the date hereof, by a Company or any Subsidiary of that Company, or to a Company or any Subsidiary of that Company, of more than $50,000 per annum (excluding contracts terminable on 30 days notice or less without penalty, and purchase orders and invoices entered into or incurred in the ordinary course of business); (ii) is a collective bargaining or similar agreement; or (iii) materially restricts a Company from engaging in any business activity anywhere in the world. Except as expressly set forth in Section 3.11 of the Disclosure Schedule, no Company is a party to or subject to any contract with any officer, director or Affiliate of Seller or any of the Companies.

(b)  There is not and, to the Knowledge of Seller, there has not been claimed or alleged by any Person, with respect to any contract listed in Section 3.11 of the Disclosure Schedule, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of any Company or, to the Knowledge of Seller, on the part of any other party thereto. Each Company has in all material respects performed all obligations required to be performed by it to date under each such material contract. Subject to obtaining any necessary consents by the other party or parties to any such material contract (the requirement of any such consent being reflected in Section 3.4 of the Disclosure Schedule), no such material contract includes any provision the effect of which may be to enlarge or accelerate any obligations of any Company upon or after the Closing or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

3.12.  Insurance. Section 3.12 of the Disclosure Schedule lists all insurance policies in effect as of the date hereof that are owned or held by each Company or that provide coverage with respect to the business or assets of each of the Companies. All such insurance policies are valid and currently effective insurance policies with financially sound and reputable companies funds and underwriters in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of such Company. All such policies (a) are in full force and effect, (b) are and have been sufficient for compliance in all material respects by each of the Companies with all requirements of law and all agreements to which such Company is a party, and (c) provide that they will remain in full force and effect, and all related premiums have been paid, through the respective dates set forth in Section 3.12 of the Disclosure Schedule. The Companies shall have access to recovery of claims under such insurance policies owned or held by each Company until such expiration dates. Neither Seller nor any of the Companies is in default in any material respect with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies. No insurance carrier has denied coverage for any claim asserted by any of the Companies since January 1, 2000, nor has any insurance carrier declined to provide any coverage to any of the Companies since January 1, 2000. As of the Closing Date, no applicable limits under any such policies have been exhausted or significantly diminished. Except as set forth in Section 3.12 of the Disclosure Schedules, since January 1, 2001, there has been no lapse in coverage in respect of any area of liability or loss addressed by the insurance policies listed in Section 3.12 of the Disclosure Schedules.

3.13.  Litigation. Except as set forth in Section 3.13 of the Disclosure Schedule, none of the Companies is a party to, or, to the Knowledge of Seller, threatened to be made a party to, any actions, suits, proceedings, grievances, hearings or investigations. Seller is not a party to or, to the Knowledge of the Seller, threatened to be made a party to any actions, suits, proceedings, hearings or investigations of, in or before any Governmental Entity that challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement.

3.14.  Environmental Matters. Except as set forth in Section 3.14 of the Disclosure Schedule, (i) neither the Companies nor any of their respective Subsidiaries are in violation or, to the Knowledge of Seller, alleged violation of any Environmental Laws and (ii) none of the Real Property or, to the Knowledge of Seller any real property formerly owned, leased or used by the Companies or any of their respective Subsidiaries (the “Former Real Property”) are in violation or alleged violation of any Environmental Laws.

(a)  None of the Companies or any of their respective Subsidiaries has received any notice from any third party, including, without limitation, any Governmental Entity, that (i) any of the Companies or any of their Subsidiaries has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any Hazardous Substances which any of the Companies, any of their Subsidiaries or any of their respective predecessors-in-interest has generated, transported or disposed of has been found at any site at which a Governmental Entity or other third party has conducted or has ordered that any of the Companies, any of their Subsidiaries or any of their respective predecessors-in-interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; (iii) any of the Companies, any of their Subsidiaries or any of their respective predecessors-in-interest is, shall or may be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the presence or release of Hazardous Substances; (iv) alleges any past or present violations or gives notice of an investigation regarding possible past or present violations of any Environmental Laws by any of the Companies or any of their Subsidiaries; or (v) alleges any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against any of the Companies or any of their Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release of any Hazardous Substance. The Seller has no Knowledge of any matter that would require notification to any Governmental Entity or could entitle any Governmental Entity to require monitoring, closure, clean up or remediation under any Environmental Law.

(b)  (i) To the Knowledge of Seller, no portion of any of the Real Property or the Former Real Property has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances, and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by any of the Companies, any of their Subsidiaries or, to the Knowledge of Seller, any of their respective predecessors-in-interest on any of the Real Property or, the Former Real Property, no Hazardous Substances have been generated, imported, transported, used, handled, processed, stored or disposed of except in accordance with applicable Environmental Laws; (iii) to the Knowledge of Seller, the Real Property does not contain any Hazardous Substances, other than Hazardous Substances the presence and condition of which comply with applicable Environmental Laws; (iv) there have been no releases or, to the Knowledge of Seller, threats of releases of Hazardous Substances on, upon, or into or from the vicinity of any of the Real Property or Former Real Property; and (v) any Hazardous Substances that have been generated at any of the Real Property or Former Real Property or by any of the Companies or their Subsidiaries have been transported offsite only by carriers having identification numbers issued by the EPA or otherwise in compliance in all material respects with applicable law, and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws.

(c)  None of the Real Property is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

3.15.   Compliance with Laws. (a) Except as set forth in Section 3.15 of the Disclosure Schedule, each Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity that is necessary for it to carry on its business as it is now being conducted and no suspension or cancellation of any of the foregoing is pending or, to the Knowledge of Seller, threatened. Each of the Companies has and maintains the permits listed in Section 3.15 of the Disclosure Schedules (collectively, the “Permits”) and such Permits include all material licenses, permits and other authorizations from all Governmental Entities as are required under Environmental Laws or are otherwise necessary for the conduct of the business or operations of the Companies and each of their respective Subsidiaries, and the Companies and each of their Subsidiaries are in material compliance with all of the Permits. Except as expressly designated in Section 3.15 of the Disclosure Schedule, the Companies and their respective Subsidiaries have complied in all material respects with all Laws applicable to their businesses, assets and employees. None of the Companies nor any of their respective Subsidiaries have received notice of any contravention or allegation of any contravention of any such applicable Law.

(b)  Except as set forth in Schedule 3.15(b), Placard has complied in all material respects at all times with all Privacy Laws, and has collected, used and disclosed such personal information in accordance with applicable privacy policies, notices, guidelines and statements made available to its customers (or required by its customers), employees or other individuals or to the public from time to time. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of such Privacy Laws, policies, notices, guidelines or statements. No Person has claimed, and, to the Knowledge of Seller, no grounds exist for a Person to claim, compensation from Placard for a breach of any such Privacy Laws, policies, notices, guidelines or statements.

(c)  Except as set forth in Schedule 3.15(b), Seller and each of the Companies has complied in all material respects at all times with all applicable laws respecting the collection, use and disclosure of personal information, and has collected, used and disclosed such personal information in accordance with applicable privacy policies, notices, guidelines and statements made available to its customers (or requested by its customers), employees or other individuals or to the public from time to time. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of such laws, policies, notices, guidelines or statements.

(d)  All consents required to be obtained in connection with the disclosure to Purchaser by Seller and the Companies of any personal information in connection with Purchaser’s evaluation of, or for the completion and consummation of, the transactions contemplated by this Agreement and all such consents as are necessary to permit Purchaser to use such personal information following the Closing have been obtained. Seller and each of the Companies have disclosed to Purchaser the purposes for which such personal information was collected.

3.16.  Employee Benefit Plans. (a)  Section 3.16 of the Disclosure Schedule contains a true and complete list of all Plans. Seller has heretofore made available to Purchaser a true and complete copy of each written Plan (or, with respect to any Plan which is not written, a summary thereof), and with respect to each such Plan, true and complete copies of any amendments thereto, any associated trust, custodial, insurance or service agreements and any material written policies or procedures used in Plan administration, any annual report, any material actuarial report, or material disclosure materials including, without limitation, any summary plan description submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or preceding calendar year, each agreement creating or modifying any related trust or other funding vehicle, and the most recently received IRS determination letters and any governmental advisory opinions, rulings, orders compliance statements, closing agreements or similar materials specific to such Plan.

(b)  No liability under Title IV or Section 302 of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full.

(c)  The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

(d)  No Title IV Plan is a “multi-employer pension plan,” as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA. Except as set out in Section 3.16 of the Disclosure Schedule, no Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada) (hereinafter an “RPP”) is a multi-employer pension plan as defined under the provisions of applicable Law.

(e)  Each Plan is and has heretofore been established, registered, qualified, funded, invested and administered in all material respects in accordance with its terms and in all material respects with the requirements of applicable Law, including ERISA, the Code and the Income Tax Act (Canada) and in accordance with all understandings, written or oral, between the Seller or any Company and employees or former employees of any Company.

(f)  All liabilities of the Companies (whether accrued, absolute, contingent or otherwise) related to all Plans have been fully and accurately disclosed in accordance with GAAP in the Financial Statements and will be fully and accurately disclosed in the Closing Statement in all material respects.

(g)  No improvements to any Plan have been promised and no amendments or improvements to any Plan will be made or promised by any Company or the Seller prior to Closing.

(h)  Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but a qualified plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received an advisory opinion as to the form upon which any Company is entitled to rely under applicable Internal Revenue Service procedures) and, to the Knowledge of Seller, no event or circumstance exists that has or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(i)  To the Knowledge of Seller, there is no pending or threatened legal action, legal or regulatory proceeding or investigation, other than routine or immaterial claims for benefits, concerning any Plan or, to the Knowledge of the Seller, any fiduciary or service provider thereof and to the Knowledge of the Seller, there is no basis for any such legal action, proceeding or investigation. No event has occurred with respect to any RPP which would entitle any Person to cause the wind-up or termination of such RPP in whole or in part.

(j)  Except with respect to those Plans identified on Section 3.16 of the Disclosure Schedule, no Plan provides benefits subsequent to termination of employment to employees or their beneficiaries (except as required by applicable state insurance laws and Title I, Part 6 of ERISA).

(k)  With respect to each Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Seller is required, under the terms of each such Plan, applicable Law or any collective bargaining agreement, to have paid as contributions to that Plan as of the Closing Date and each such Plan is fully funded or fully insured on an ongoing, solvency and wind-up basis.

(l)  The execution of this Agreement and the consummation of the transactions contemplated hereby (including the Mercury Contribution) will not, by itself or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from any Plan to any current or former director, officer, consultant or employee of the Seller or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

(m)  Each Plan subject to the laws of any jurisdiction outside of the United States (i) if intended to qualify for special tax treatment meets all requirements for such treatment, (ii) is fully funded and has been fully accrued for on the applicable Company’s financial statements, and (iii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

(n)  Placard has complied with its obligations under the governing rules of the relevant Plan, including making all contributions required to be made under those rules and any agreement with any present employees of Placard.

(p) Placard is not an employer sponsor in an Australian Superannuation Arrangement. Placard contributes to an Australian Superannuation Arrangement and does not have any other obligation, liability or duty to make any payment to any person, in respect of any Australian Superannuation Arrangements.

(q) Placard is not required to make superannuation contributions to an Australian Superannuation Arrangement that provides defined benefits (whether or not that Australian Superannuation Arrangement also provides accumulation style benefits).

(r) A change of control in Placard will not change the existing participation / contribution arrangements with an Australian Superannuation Arrangement that it currently contributes to.

(s) Placard has complied with all of its superannuation obligations, duties and liabilities in respect of its employees under all laws and regulations.

(t) Except in the case of Ganesh Ganeshalingham, Placard contributes superannuation on behalf of each employee at a rate not exceeding 9%.

(u) In respect of all its employees, Placard has paid an amount not less than the minimum superannuation contributions on the correct earnings base so as to not incur liability under the Superannuation Guarantee (Administration) Act 1992 or the Superannuation Guarantee Charge Act 1992.

(v) There is no matching of superannuation contribution arrangement in place.

(w) Prior to and as at the Closing Date, no superannuation contributions were or are required to be made by Placard in respect of any contractors.

3.17.  Tax Matters.

(a)  Each of the Companies has timely filed (or has been appropriately included in) any Tax Returns required to be filed by or with respect to it. All such Tax Returns are true, correct and complete in all material respects. All Taxes payable by each Company or any of its Subsidiaries (whether or not showing on any Tax Return) have been timely paid. Except for an extension granted until September 15, 2006, for MDC Holdco and its Subsidiaries to file its 2005 consolidated tax return, none of the Companies nor any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by any taxing authority in a jurisdiction in which a Company or Subsidiary does not file Tax Returns that such Company or Subsidiary, as the case may be, is or may be subject to taxation in that jurisdiction.

(b)  There are no Encumbrances for Taxes upon any property or assets of the Companies, except for Encumbrances for Taxes not yet due and payable. Each Company and each of its Subsidiaries has withheld and paid or remitted to the appropriate Governmental Entity all Taxes required to have been withheld and paid or remitted in connection with any amounts paid or owing to any present or former employee, independent contractor, creditor, stockholder, non-resident (or deemed non-resident) or other third party. Each Company and its Subsidiaries has charged, collected and remitted, on a timely basis, all Taxes as required under applicable Law on any sale or delivery whatsoever, made by such entity.

(c)  No federal, state, provincial, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending or, to the Knowledge of Seller, threatened with regard to any Taxes or Tax Returns filed by or on behalf of any Company or any of its Subsidiaries, and none of the Companies nor any of their Subsidiaries has received a written notice from any taxing authority of any intention to open such an Audit, a request for information related to Tax matters, or a notice of deficiency or proposed adjustment or reassessment or a notice of reassessment that is outstanding for any amount of Tax proposed asserted or assessed against any Company or any of its Subsidiaries. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or reassessment of any Taxes or deficiencies against any Company or any Subsidiary of a Company.

(d)  None of the Companies nor any of their Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person. No Company nor any Subsidiary of the Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code, or any amount that would not be fully deductible as a result of the application of Section 162(m) of the Code (or, in each case, any corresponding provision of state, local or foreign law). None of the Companies nor any of their Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii). None of the Companies nor any of their Subsidiaries has been a member of an affiliated group filing a consolidated return within the meaning of section 1502 of the Code and the Treasury Regulations promulgated thereunder, other than such a group the common parent of which was such Company, and none of the Companies nor any of their Subsidiaries has any liability for the Taxes of any other Person pursuant to Treasury Regulation section 1.1502-6 (or any corresponding provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(e)  The unpaid Taxes of the Companies and their Subsidiaries did not, as of the most recent fiscal month end, exceed the accrual for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements as of the Balance Sheet Date, and will not exceed that accrual as adjusted for the passage of time through the Closing Date in accordance with the past practice and custom of the Companies and their Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, none of the Companies nor any of their Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is defined for purposes of GAAP, other than in the ordinary course of business consistent with past custom and practice.

(f)  None of the Companies nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (1) a change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, (2) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), (3) any “intercompany transaction” or “excess loss account” within the meaning of the Treasury Regulations (or any corresponding provision of state, local or foreign Law), (4) any installment sale or open transaction made on or prior to the Closing Date, or (5) as a result of any prepaid amount received on or prior to the Closing Date.

(g)  None of the Companies nor any of their Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code. None of the Companies nor any of their Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (A) any “reportable transaction” within the meaning of Section 6011 of the Code, and the Treasury Regulations thereunder, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(h)  Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.17(h) of the Disclosure Schedule. Since December 31, 2004, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.17(h) has been operated and maintained in all material respects in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(i)  None of the Companies nor any of their Subsidiaries have participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Tax Act or any comparable Law of any province or territory in Canada. No items of income or expense will be reallocated under Section 482 of the Code or any similar provision under applicable state or local Law for any taxable period (or portion thereof) ending after the Closing Date with respect to any material transactions or arrangements between or among any of a Company, its Subsidiaries, or any of its or their Affiliates.

(j)  None of the Companies nor any of their Subsidiaries will be required to include in a taxable period ending after the Closing Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period. Without limiting the generality of the foregoing, there are no circumstances existing which could result in the application to a Company or any of its Subsidiaries of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(k)  Seller is not a non-resident of Canada for purposes of section 116 of the Tax Act.

(l)  Solely with respect to Tax matters relating to Placard:

(i)  No asset of Placard has been the subject of a claim for rollover relief under Part IIIA of the ITAA 1936 or Subdivision 126-B of the ITAA 1997 in circumstances where there might be an application of either section 160ZZOA of the ITAA 1936 or Subdivision 104-J of the ITAA 1997.

(ii)  Placard:

(A)	is registered for GST under the GST Law, if required by the GST Law;

(B)	has complied in all respects with the GST Law; and

(C)	is not in default of any obligation to make any payment or return (including any Business Activity Statement) or notification under the GST Law.

(m)   Solely with respect to Placard, no third-party debt forgiveness has occurred prior to the Closing Date.

3.18.  Intellectual Property. Section 3.18 of the Disclosure Schedule sets forth a complete and accurate list of (a) all patents, trademarks, trade names, industrial designs and domain names and all copyright registered in the name of any of the Companies by any of the Companies, all applications therefor, and all licenses (as licensee or licensor) and other material agreements relating thereto other than licenses relating to off-the-shelf software, and (b) all written agreements relating to any other Intellectual Property and any other technology, know-how and processes which any Company is licensed or authorized by others to use or which any Company has licensed or authorized for use by others other than licenses relating to off-the-shelf software. Each of the Companies owns, or is licensed to use or otherwise possesses legally enforceable rights in, its Company Intellectual Property. Immediately after the Closing, each Company will continue to have the right to use or otherwise exploit the Company Intellectual Property in the same manner as such Company Intellectual Property is used or otherwise exploited by such Company prior to the Closing. To the Knowledge of Seller, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending with respect to any Company Intellectual Property. To the Knowledge of Seller, the use by each Company of its Company Intellectual Property does not infringe any Intellectual Property rights of any third party. Neither Seller nor any of the Companies has received any written notice from any third party challenging the right of any Company to use any of the Company Intellectual Property. To the Knowledge of the Seller, there has never been any instance of confusion between the Company and any entity with the element "Mercury Graphics" in its name nor, except as disclosed in the Disclosure Schedule, any communication from or to any third party regarding an allegation of a likelihood of confusion between the Company and such entity.

3.19.  Labor Matters. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no labor strike, dispute, slowdown, stoppage, lockout or other form of industrial labor action currently in effect, pending, or to the Knowledge of Seller, threatened against any Company.

(a)  Except as set forth in Section 3.19 of the Disclosure Schedule, none of the Companies is a party to or bound by any collective bargaining agreement (which includes, with respect to Placard, any registered or unregistered collective agreement), labor contract, letter of understanding, letter of intent of voluntary recognition agreement with any labor, union, trade or employee organization. Except as set forth in Section 3.19 of the Disclosure Schedule, Placard is not bound by any state or federal award, or any Notional Agreement Preserving State Awards or Preserved State Agreement (as defined in the Australia Workplace Relations Act 1996) derived from a state award or agreement, with respect to its employees.

(b)  No labor union has been certified as bargaining agent for any of the employees of any Company, and, with respect to Placard, no trade union other than the Australian Manufacturing Workers' Union is involved in the business of Placard. None of the Companies is a party to or bound by any collective bargaining agreement, labour contract, letter of understanding, letter of intent, or voluntary recognition agreement with any labour union, trade union, or employee organization.

(c)  There is no unfair labor practice charge or complaint pending or threatened against any Company nor are the employees of any Company currently subject to any union organization effort.

(d)  Since the enactment of the WARN Act, none of the Companies has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Companies, and there has not occurred a “mass layoff” (as defined in the WARN Act) or any mass termination under other applicable laws affecting any site of employment or facility of the Companies.

(e)  There are no outstanding orders or, to the Knowledge of Seller, investigations made under applicable occupational health and safety legislation related to any Company. There are no current, pending or, to the Knowledge of Seller, threatened charges against any Company under occupational health and safety laws. There have been no fatal or critical accidents which have occurred in the course of the operation of the businesses which might lead to charges under such laws. To the Knowledge of Seller, there are no materials present in the operation of any Company which may result in an occupational disease.

(f) Placard has complied in all material respects with all awards, collective agreements and other form of agreements made or taken to exist under an Australian industrial or labor statute.

3.20.  Indebtedness. Except as set forth in Section 3.20 of the Disclosure Schedules, the Companies have no outstanding Indebtedness other than (i) Indebtedness outstanding between Seller or its affiliates (“Intercompany Indebtedness”) and (ii) trade or business obligations incurred in the ordinary course of business. Except as set forth in Section 5.5 of the Disclosure Schedule, all Intercompany Indebtedness will be paid in full or otherwise satisfied on or prior to the Closing Date.

3.21.  Compensation of and Contracts With Employees. Section 3.21 of the Disclosure Schedule sets forth a complete and accurate list of, with respect to each Company, (a) each employee of such Company and the rate, character and amount of compensation paid to each such employee for the fiscal year ended December 31, 2005, and (b) the rate, character and amount of compensation paid to each such employee through July 31, 2006. There have been no changes in such compensation since such date outside the ordinary course of business. Except as set forth in Section 3.21 of the Disclosure Schedule and with the exception of Placard, no Company has any employment agreement, written or oral, with any currently active employee, including any agreement to provide any severance, bonus or benefit to any such employee. Except as set forth in Section 3.21 of the Disclosure Schedule, the employment of each employee of Placard can be terminated lawfully by Placard giving the employee not more than 5 weeks' notice and Placard has no agreement with any of its employees to provide any bonus or benefit to any such employee. No policies or procedures of Placard are binding contractually on it and each policy or procedure can be varied lawfully at Placard's sole discretion at any time and, except as set forth in Section 3.21 of the Disclosure Schedule, no contractors are engaged within Placard's business and the engagement of any contractors engaged within Placard's business can be terminated on not more than 1 month's notice. No Company has any severance or redundancy policy which provides for any entitlements beyond that required by applicable Law. Except as set forth in Section 3.21 of the Disclosure Schedule, since December 31, 2005, no Company has made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any of its employees, other than as contemplated by the terms of the agreements described on Schedule 3.21. Except as set forth in Section 3.21 of the Disclosure Schedule, no Company has any outstanding loans or advances to any employee. No Company has paid, nor will it be required to pay, any bonus, fee, incentive payment, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees in the ordinary course of business) as a result of the transactions contemplated by this Agreement.

3.22.  Potential Conflicts of Interest. Except as set forth in Section 3.22 of the Disclosure Schedule, no officer or director of Seller or any of the Companies (a) owns, directly or indirectly, any interest in (excepting not more than 3% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any the Companies; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Companies is using or the use of which is necessary for the business of the Companies; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, any Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under the Plans and similar matters and agreements.

3.23.  Suppliers and Customers. Section 3.23 of the Disclosure Schedule sets forth the ten (10) largest suppliers and ten (10) largest customers of each Company for the twelve (12) month period ending on July 31, 2006. No supplier or customer of material importance to any of the Companies has canceled or otherwise terminated, or to the Knowledge of Seller, threatened to cancel or otherwise to terminate, its relationship with any of the Companies or has during the last twelve (12) months decreased materially, or to the Knowledge of Seller, threatened to decrease or limit materially, its services, supplies or materials for use by any of the Companies or its usage or purchase of the services or products of any of the Companies except for normal cyclical changes related to customers’ businesses. To the Knowledge of Seller, no such supplier or customer intends to cancel or otherwise substantially modify its relationship with any Company, or to decrease materially or limit its services, supplies or materials to any Company, solely as a result of the transactions contemplated by this Agreement.

3.24.  Accounts Receivable. All accounts and notes receivable reflected on the Interim Financial Statements, and all accounts and notes receivable arising subsequent to July 31, 2006, have arisen in the ordinary course of business, represent valid obligations owing to the applicable Company and have been collected or, to the Knowledge of the Seller, are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts to be set forth on the Closing Statement.

3.25.  No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Interim Financial Statements or the Closing Statement, (b) incurred in the ordinary course of business after July 31, 2006, or (c) described on any Disclosure Schedule, none of the Companies nor any of their Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), which liabilities or obligations required to be recorded or reflected on a balance sheet by GAAP were not so recorded or reflected in the Year End Balance Sheet, the Interim Financial Statements or the Closing Statement.

3.26.  Inventory. The inventory and supplies of each Company are adequate for such Company’s present needs in all material respects, and are in usable and salable condition in the ordinary course of its business.

3.27.  Minutes Books. Complete copies of all minute books, certificates of registration, statutory books and registers of each Company have been provided or made available to the Purchaser, and such documents do not contain material inaccuracies or discrepancies of any kind and accurately record therein all actions taken by the Board of Directors and shareholders of such Company.

3.28.  Warranty Claims; Product Liability. Except as set forth in Section 3.28 of the Disclosure Schedule, to the Knowledge of Seller the Companies have no actual or alleged liability for death, injury or damage to person or property as a result of any actual or alleged defect in any product sold, designed, built or manufactured by any of the Companies on or prior to the Closing Date in any amount which is not reserved against on the Closing Statement or fully covered by the Companies’ insurance policies, and there are no contractual product warranty claims arising out of defects in any product sold, designed, built or manufactured by any of the Companies on or prior to the Closing Date in amounts which are not either reserved against on the Closing Statement or fully covered by the Companies’ insurance policies.

3.29.  Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement except for Jefferies & Co., Inc., TD Securities and Guiliani Capital Advisors, whose fees and expenses will be paid by Seller in accordance with Seller’s agreement with such firm.

Purchaser acknowledges that, except for the representations and warranties contained in this Article III, neither Seller nor any other Person acting on behalf of Seller, makes any representation or warranty, express or implied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, that:

4.1.  Organization. Purchaser (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required.

4.2.  Authorization; Validity of Agreement. Purchaser has the requisite corporate or other legal entity power and authority and full legal right to execute, deliver and perform this Agreement and to consummate the Closing. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Closing have been duly authorized by the board of directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Closing. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3.  Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under the HSR Act and applicable non-U.S. laws with respect to foreign investment and competition, and other applicable requirements of state or provincial securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the Closing will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational document of Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Law applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, either (i) have an adverse effect on Purchaser’s ability to consummate the Closing or perform its obligations under this Agreement or (ii) impede in any respect or delay the consummation of the Closing.

4.4.  Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk. (a)  Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and qualification under any applicable state or provincial securities laws, except pursuant to an exemption from such registration under such Act and qualification under such laws.

(b)  Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in Shares.

4.5.  Availability of Funds. Purchaser has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available U.S. Dollar funds in cash, to pay the Purchase Price and to pay all other amounts payable in connection with this Agreement and effect the Closing.

4.6.  Litigation. Each of Purchaser and its Subsidiaries (a) is not subject to any outstanding injunctions, judgments, orders or decrees and (b) is not a party or, to the knowledge of Purchaser, threatened to be made a party, to any actions, suits, proceedings, hearings or investigations of, in, or before any Governmental Entity, in the case of clauses (a) and (b), that are related to this Agreement or the transactions contemplated hereby or that would, individually or in the aggregate, either (i) have an adverse effect on the ability of Purchaser to consummate the Closing or perform its obligations under this Agreement or (ii) impede in any respect or delay the consummation of the Closing.

4.7.  Investigation by Purchaser; Seller’s Liability. For purposes of the Purchaser’s rights to indemnification pursuant to Article VIII of this Agreement, Purchaser acknowledges that in entering into this Agreement (a) it has relied solely on (i) the specific representations and warranties of Seller set forth in Article III and schedules thereto and (ii) its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Companies (and not on any factual representations or opinions of Seller or Seller’s representatives except the specific representations and warranties of Seller set forth in Article III and schedules thereto) and (b) that neither Seller nor the Companies or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in the descriptive memorandum relating to the Companies provided to Purchaser, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise) provided or made available to Purchaser or its directors, officers, employees, shareholders, Affiliates, controlling persons, agents, advisors or representatives (except the specific representations and warranties of Seller set forth in Article III and schedules thereto). The foregoing acknowledgment shall not be deemed to apply to or limit in any way any rights or claims by Purchaser against Seller in respect of fraud or intentional breach.

4.8.  Brokers or Finders. Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Seller acknowledges that, except for the representations and warranties contained in this Article IV, neither Purchaser nor any other Person acting on behalf of Purchaser, makes any representation or warranty, express or implied.

ARTICLE V
ADDITIONAL COVENANTS OF THE PARTIES

5.1.  Tax Matters.

(a)  Apportionment of Taxes. With respect to all jurisdictions in which Tax Returns are filed:

(i)  In order appropriately to apportion any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”), and such period shall be treated as a Short Period and a period ending on the Closing Date for purposes of this Agreement. Accordingly, to the extent permitted or required by applicable Law: (i) the taxable period of the Company and its Subsidiaries that began on January 1 of the calendar year that includes the Closing Date shall be treated as closing as of the close of business on the Closing Date; and (ii) no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) or Treasury Regulation Section 1.1502-76(b)(2)(iii) for the month that includes the Closing Date.

(ii)  For purposes of this Agreement, the method of apportioning any Tax with respect to a taxable period that begins before, and ends after, the Closing Date (a “Straddle Period”), between the portion of such Straddle Period up to and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date, shall be (i) in the case of a Tax that is not an income Tax or any Tax based on gross income, sales, gross receipts or specific transactions (including real property taxes), the total amount of such Tax for the Straddle Period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of an income Tax and any Tax that is based on any of gross income, sales, gross receipts or specific transactions, the Tax that would be due with respect to the portion of the Straddle Period through and including the Closing Date, if such portion of the Straddle Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

(b)  Transfer Taxes and Other Closing Expenses. Seller shall timely pay when due, or shall reimburse Purchaser promptly upon demand and delivery of proof of payment of, all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby (such Taxes, “Transfer Taxes”). Purchaser shall cooperate with Seller and, subject to the other terms of this Agreement, take any action reasonably requested by Seller which does not cause Purchaser to incur any cost or material inconvenience in order to minimize Transfer Taxes. Notwithstanding the provisions of Section 5.1(c), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 Business Days prior to the due date for such Tax Returns. All other expenses of Closing will be paid by the party incurring such expense.

(c)  Tax Returns.

(i)  Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by (or that include) each Company or its Subsidiaries in respect of any period ending on or prior to the Closing Date. Such Tax Returns shall be prepared in accordance with the past practice and custom of each Company and its Subsidiaries in filing its or their Tax Returns, shall be true, correct and in all material respects complete and shall be prepared in accordance with applicable federal, state, provincial, local or foreign Tax laws, regulations or rules. Seller shall cause the Companies to timely pay all Taxes shown as due on such Tax Returns. Seller shall be entitled to any and all tax refunds during the periods for which Seller is responsible for the timely filing of all Tax Returns in accordance with this Section 5.1(c)(i). Purchaser shall promptly transfer such refunds received by the Purchaser to the Seller when obtained from a taxing authority within 45 days.

(ii)  Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by (or include) each Company or its Subsidiaries in respect of any period ending after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, combined or unitary Tax Return of Seller will include the operations of such Company and its Subsidiaries), and, subject to the allocation of Taxes discussed in Section 5.1(a) hereof and this subparagraph (ii), shall be responsible for all Taxes shown as due on such Tax Returns. Any such Tax Returns that relate in whole or in part to a Straddle Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law. Seller shall be responsible for, and shall pay promptly upon request by Purchaser, and in any event within no more than three days’ prior to the filing deadline for such Tax Return, all Taxes shown as due on such Tax Returns, to the extent such Taxes are allocable under the principles of Section 5.1(a) above to a taxable period ending on or before the Closing Date or to the portion of a Straddle Period ending on the Closing Date.

(iii)  Purchaser shall be entitled to review and comment on any Tax Returns for each Company for any taxable period that ends on or prior to the Closing Date. Seller shall submit a draft of any such Tax Return (with copies of any relevant schedules, work papers and other documentation then available) to Purchaser at least 30 days before the date such Tax Return is required to be filed with the relevant tax authority for its review and comment, and Seller shall make such changes to such Tax Returns as are reasonably requested by Purchaser, insofar as such changes relate to or affect amounts for which Purchaser would be responsible under the provisions of this Section 5.4, such changes are consistent with the past practice of each Company and its Subsidiaries in filing its or their Tax Returns, and such changes are consistent with applicable Law.

(d)  Certain Post-Closing Actions which Affect Seller’s Liability for Taxes. With respect to each Company:

(i)  Purchaser shall not permit such Company to take any action that reasonably could be expected to increase Seller’s liability for Taxes for a taxable period (or portion thereof) ending on or prior to the Closing Date, without Seller’s written consent.

(ii)  None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit such Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period, to the extent the changes made to such Tax Return affect the portion of such Straddle Period ending on the Closing Date), if such amendment, refiling or other modification would have the result of increasing the liability of the Seller for Taxes under this Agreement, without the prior written consent of Seller.

(iii)  None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit such Company to) carryback for federal, state, provincial, local or foreign tax purposes to any taxable period, or portion thereof, of such Company or Seller or any Affiliate of Seller ending before, or which includes, the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from or generated in connection with a taxable year of Purchaser or any Affiliate of Purchaser, or portion thereof, ending on or after the Closing Date except to the extent Seller provides its specific authorization for such a carryback, which authorization will not be unreasonably withheld, conditioned or delayed.

(iv)  If an examination of any federal, state, local or other Tax Return of Seller or the Company for any taxable period (or portion thereof) ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Purchaser, the Company to increase deductions, losses or tax credits or decrease the amount of reportable income, gains or recapture of tax credits (including by way of any increase in basis) for one or more periods ending after the Closing Date, Seller shall notify Purchaser and provide it with adequate information so that Purchaser can reflect on its or the Company’s Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits.

(e)  Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between Seller and any Company or any Subsidiary, shall terminate as of the Closing, and after the Closing Date, neither any Company, any Subsidiary, the Purchaser, nor any Affiliate of any of them, shall have any liability thereunder after the Closing Date.

(f)  Cooperation. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes of or related to the Companies or any Subsidiary. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Seller and Purchaser agrees to (i) retain or cause to be retained all books and records in its possession on the Closing Date relating to Tax matters of or pertaining to a Company or any Subsidiary for any taxable period beginning before the Closing Date until expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the requesting party to take possession of such books and records.

(g)  Allocation of Purchase Price. The Purchase Price shall be allocated among the Shares of each Base Company in the manner specified in Schedule 5.1, and such schedule shall be revised from time to time to reflect any post-closing adjustment to the Purchase Price. Purchaser and Seller shall follow the allocations set out in Schedule 5.1 in determining and reporting their liabilities for any Taxes and, without limitation, shall file all of their respective Tax Returns in accordance and in a manner consistent with such allocations.

(h)  Seller Tax Covenants. Seller agrees to notify Purchaser of any proposed action to occur on or prior to the Closing Date affecting the Taxes of any of the Companies, including making or changing any material Tax election, settling or compromising any claim for refund, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, and taking any other similar action in respect of Taxes; provided, however, that none of the Companies shall take such action if Purchaser determines that such action will have an adverse impact on any of the Companies in a post-Closing taxable period.

(i) Tax Elections. Seller shall be responsible for filing all Tax elections as provided for in the Asset Purchase Rollover Agreement entered into between Seller and Mercury pursuant to the Mercury Contribution, and Seller shall indemnify and save harmless Mercury from any interest, penalties or other Tax liability, or any Losses, arising in connection with such Tax elections, other than any Tax liability arising solely as a consequence of an agreed amount (for purposes of such Tax elections) in respect of a property being less than the fair market value of such property as at the closing date (as defined in the Asset Purchase Rollover Agreement).

5.2.  Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller. Each of Purchaser and Seller shall, and shall cause each of its Affiliates to, not issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market. This Section 5.2 shall not limit the applicability of the Confidentiality Agreement.

5.3.  Employees; Employee Benefits. (a)  With respect to each employee benefit plan, practice or policy of Purchaser or any of its Affiliates, Purchaser shall make reasonable efforts to ensure that each Retained Employee shall be given credit under such plan for all service prior to the Closing Date with the applicable Company or any predecessor employer (to the extent such credit was given by Seller, the applicable Company or any predecessor employer under a comparable Plan), for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including benefit accrual under defined benefit plans. Purchaser shall make reasonable efforts to ensure that such service also shall apply for purposes of satisfying any welfare benefit plan waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Purchaser shall make reasonable efforts to ensure that Retained Employees shall be given credit for amounts paid under a corresponding employee benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable employee benefit plan of Purchaser. The obligations of Purchaser under this Section 5.3(a) shall apply only to the extent that the Retained Employees commence participation under an employee benefit plan, practice or policy of the Purchaser or one of its Affiliates (other than the Companies) on or promptly after the Closing.

(b)  If any Retained Employee is discharged by the Company as of or after the Closing, then Purchaser shall be responsible for any and all severance costs for such Retained Employee, including payments owing under those agreements, plans or arrangements listed in the Disclosure Schedule. Purchaser shall be responsible and assume all liability for all notices or payments due to any Retained Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company after the Closing, including the WARN Act and Section 4980B of the Code and any rules or regulations as have been issued in connection with the foregoing.

(c)  From and after the Closing, Purchaser shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, or retirement benefits earned but unpaid as of the Closing and post-Closing bonuses due to any Retained Employee (other than bonuses that become payable as a result of the transactions contemplated by this Agreement, all of which shall be satisfied by the Seller prior to the Closing), (ii) the liabilities assumed by Purchaser under this Section 5.3 or any failure by Purchaser to comply with the provisions of this Section 5.3, and (iii) any claims of, or damages or penalties sought by, any Retained Employees, or any Governmental Entity on behalf of or concerning any Retained Employees, with respect to any act or failure to act by Purchaser to the extent arising from the employment, discharge, layoff or termination of any Retained Employee.

(d)  Purchaser shall provide short-term disability coverage for all Retained Employees eligible to receive short-term disability benefits under policies of the Companies as of the Closing on substantially the same terms and conditions as in effect immediately prior to the Closing, so that such Retained Employees receive short-term disability benefits for a total of six months from the original date of disability.

(e)  Effective as of the Closing, Purchaser shall (i) assume liability for all active workers’ compensation cases attributable to Retained Employees as of the Closing; (ii) provide Retained Employees with coverage for all required workers’ compensation benefits and (iii) from and after the Closing be responsible for all required workers’ compensation claims filed by Retained Employees regardless of whether the underlying event for such claims occurred prior to the Closing.

5.4.  Transition Services. Except as with respect to the services to be provided pursuant to the Transition Services Agreement to be entered into as of the date hereof between Seller and Purchaser, all data processing, cash management, accounting, insurance, banking, personnel, legal, communications and other products and services provided to the Companies by Seller or any Affiliate of Seller (other than the Companies), including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto.

5.5.  Intercompany Arrangements. Except with respect to the Intercompany Accounts listed on Section 5.5 of the Disclosure Schedules, Seller shall arrange for all Intercompany Accounts between a Company, on the one hand, and Seller and its Affiliates (excluding the Companies), on the other hand, to be entirely settled effective as of the Closing. In addition, except as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between a Company, on the one hand, and Seller and its Affiliates (excluding the Companies), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto, except to the extent they relate to arms-length commercial matters between the Subsidiaries of Seller (other than the Company), on the one hand, and the Company, on the other hand.

5.6.  Maintenance of Books and Records. After the Closing, each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, securities law disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

5.7.  Seller’s Trademarks. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that (a) Purchaser is not purchasing, acquiring or otherwise obtaining, and the Companies will not be entitled to retain following the Closing Date, any right, title or interest in any Trademarks employing Seller’s name or any part or variation of such name or anything confusingly similar thereto (including any reference to “MDC”) and (b) the Companies, Purchaser or their Affiliates shall not make any use of Seller’s Trademarks from and after the Closing. Effective as of the Closing, Seller shall assign and convey to AP all of its rights and interests in and to the name “Secured Products International” or any similar name and shall not use of any such names for any commercial purpose thereafter.

5.8.  Insurance Policies. (a)   Seller and its Affiliates (other than the Companies) shall retain all right, title and interest in and to their respective insurance policies (other than those insurance policies that have been transferred by Seller to Mercury in connection with the Mercury Contribution), including those insurance policies listed on Schedule 5.8 (the “MDC Insurance Policies”). Seller shall continue to maintain (but shall have no obligation to renew) the MDC Insurance Policies under their current terms for purposes of preserving the Companies’ rights, if any, to recovery with respect to such Companies’ losses, damages and claims arising out of events occurring prior to the Closing (“Pre-Closing Company Claims”) for which premiums securing coverage for such claims have been paid in full as of the Closing Date (and shall not take any affirmative action to terminate coverage for such Pre-Closing Company Claims).

(b)  At any time after the Closing, each Company shall have the right to tender all Pre-Closing Company Claims to the Seller’s applicable insurance provider and the Seller shall provide reasonable cooperation and assistance in connection therewith (including, if required, making any such claim to an insurer on behalf of any Company). All proceeds paid out under MDC Insurance Policies after the Closing solely with respect to Pre-Closing Company Claims tendered by any Company shall be for the benefit of the applicable Company.

(c)  After the Closing, upon the reasonable request of the Purchaser, the Seller shall provide to the Purchaser updated loss information regarding pre-closing occurrences related to the Companies (including, without limitation, information regarding the current value of any pre-Closing losses).

5.9.  Unclaimed Property Audit. Purchaser agrees to cooperate and agrees to cause the Companies to cooperate with Seller and any of its employees, directors, representatives and other agents in Seller’s preparation for and response to any unclaimed property audit by any state or province including, but not limited to, promptly providing copies of all reasonably requested documents and making any Company employees available to respond to inquiries of Seller in connection with any such audit. The obligations of Purchaser under this Section 5.9 shall survive until the expiration of the applicable state or provincial statutes of limitation.

5.10.  Bank Accounts. Seller shall provide Purchaser with a complete list of each of the bank accounts of the Companies and the authorized signatories for each such account as soon as practicable before the Closing Date. The parties shall cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing.

5.11.  Further Assurances. (a)  From and after the Closing, each of Seller and Purchaser shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and other representatives such information and assistance relating to the Companies (to the extent within the control of such other party) as is reasonably necessary for financial reporting and accounting matters of the other party, including the furnishing of such documentation and information relating to the Companies as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to the SEC, Canadian securities regulatory authorities, or any stock exchange or in connection with any proposed capital markets offering that would be exempt from the registration requirements of the Securities Act or Canadian provincial securities laws.

(b)  At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such commercially reasonable actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement and the Mercury Contribution at the earliest practicable time (including, without limitation, the conveyance to Mercury of any assets of the Mercury Graphics division of the Seller, except as set forth in Section 3.10(b) of the Disclosure Schedules) that for any reason continue to be owned or held by the Seller, any such conveyance to be made by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in Mercury good and valid record and marketable title to such assets, free and clear of all Encumbrances other than Permitted Encumbrances.

5.12.  Collection of Receivables. If, after the Closing Date, Seller or any of its Affiliates receives any payment or remittance with respect to any account receivable of any of the Companies, Seller shall, or shall cause its Affiliate to, deliver promptly to the applicable Company all cash, checks or other property received with respect to such receivables.

5.13.  Interim Operations of the Companies. Except as contemplated by this Agreement, and except as may be consented to in writing by Purchaser, Seller covenants and agrees that, after the date hereof and prior to the Closing Date the business of each Company shall be conducted in a substantially similar manner as heretofore conducted and only in the ordinary course. No Company shall take any action that would cause any of the representations or warranties in Section 3.9(b) to be untrue in any material respect as of the Closing. Subject to the Confidentiality Agreement, Seller shall afford to Purchaser and its authorized representatives reasonable access during normal business hours to all properties, books, records, contracts and documents of the Companies and a full opportunity to make such reasonable investigations as it shall desire to make of Companies, and Seller shall furnish or cause to be furnished to Purchaser and its authorized representatives all such information with respect to the affairs and businesses of the Companies as Purchaser may reasonably request. Seller will promptly advise Purchaser in writing of any Company Material Adverse Effect. Seller shall use reasonable commercial efforts to continue to obtain all third party consents listed on Schedule 3.4 and that have not already been obtained prior to the execution of this Agreement, except as set forth on Schedule 3.4.

ARTICLE VI
CONDITION TO CLOSING

6.1.  Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following condition: no Law shall have been enacted or promulgated by any Governmental Entity which expressly prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect expressly prohibiting consummation of the Closing.

6.2.  Condition to Obligation of Purchaser to Effect the Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)  No Company Material Adverse Effect. Since the date of this Agreement, (i) no event has occurred which results in, or would reasonably be expected to result in, a Company Material Adverse Change, and (ii) no fact or circumstance has become known to Seller that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Change; provided, however, that the foregoing clauses (i) and (ii) shall not constitute a condition to the obligation of Purchaser to consummate the Closing if the Extension Election has been exercised by Purchaser and HIG pursuant to Section 7.1(ii).

(b)  Seller’s Certificate. The Seller shall have delivered to Purchaser in writing, at and as of the Closing, a certificate duly executed by Seller, in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel, certifying that the conditions in Section 6.2(a) have been satisfied; provided, however, that foregoing shall not constitute a condition to the obligation of Purchaser to consummate the Closing if the Extension Election has been exercised by Purchaser and HIG pursuant to Section 7.1(ii).

(c)  Closing Proceedings. Seller shall have taken all actions required by it under, and shall have complied in all material respects with all of its obligations set forth in, the provisions of Sections 2.1(b)(i),(v),(vi), (vii), (ix), (x) and (xii).

6.3.  Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)  Closing Proceedings. The Purchaser shall have taken all actions required by, and shall have complied with all of its obligations set forth in, the provisions of Section 1.2(b).

ARTICLE VII
TERMINATION OF AGREEMENT

7.1.  Termination. The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:

(i)  By the mutual written consent of Purchaser and Seller.

(ii)  By Seller if the Closing shall not have occurred on or prior to November 15, 2006, unless (A) the conditions precedent to the obligation of Purchaser to consummate the Closing set forth in Section 6.1 and 6.2 have not been satisfied as of such date or (B) Purchaser has notified Seller of its election to extend such date to December 1, 2006 and HIG has, prior to 5:00 p.m. eastern time on November 15, 2006 (an “Extension Election”), (x) delivered a written instruction to the Escrow Agent to release the Contract Deposit to Seller in accordance with the Escrow Agreement and (y) paid to Seller, by wire transfer in immediately available federal funds, an additional deposit amount equal to $1 million (the “Second Contract Deposit”).

(iii)  By Seller if the Extension Election has been exercised by Purchaser and HIG pursuant to Section 7.1(ii) and the Closing shall not have occurred on or prior to December 1, 2006, unless the conditions precedent to the obligation of Purchaser to consummate the Closing set forth in Section 6.1 and 6.2 have not been satisfied as of such date.

(iv)  By Purchaser if the Closing shall not have occurred on or prior to November 15, 2006 (unless the conditions precedent to the obligation of Seller to consummate the Closing set forth in Section 6.1 and 6.3 have not been satisfied as of such date).

(v)  By either Party if the Closing has not occurred on or prior to December 31, 2006.

7.2.  Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, (a) this Agreement shall become null and void and of no further force or effect except for Section 5.2, this Article VII and Article X and (b) such termination shall relieve each party from all violations of this Agreement that occurred prior to such termination other than violations of Articles I or II and willful breaches; provided, however, that (A) in the event that Seller terminates this Agreement pursuant to Section 7.1(ii), Seller may thereafter provide notice of such termination to the Escrow Agent, whereupon the Escrow Agent shall release and pay the Contract Deposit to Seller pursuant to the Deposit Escrow Agreement or (B) in the event that Seller terminates this Agreement pursuant to Section 7.1(iii), Seller may retain the Contract Deposit and the Second Contract Deposit. The Contract Deposit and the Second Contract Deposit (if applicable) shall constitute liquidated damages in full satisfaction of any claims, liabilities, damages or other losses of Seller related to the termination of this Agreement under Section 7.1(ii) or (iii). In the case of any termination other than a termination by Seller pursuant to Section 7.1(ii) or 7.1(iii), then (x) Purchaser may thereafter provide notice of such termination to the Escrow Agent, whereupon the Escrow Agent shall release and return the Contract Deposit to Purchaser pursuant to the Deposit Escrow Agreement or (y) if the Extension Election has been made, Seller shall, not later than one (1) business day after such termination, return the Contract Deposit and the Second Contract Deposit to HIG by wire transfer of immediately available federal funds. The amount of such payment required by subpart (y) of the immediately preceding sentence not made when due shall bear interest at a rate per annum equal to the Base Rate plus two percent (2%).

ARTICLE VIII
INDEMNIFICATION

8.1.  Indemnification; Remedies. (a)  From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser from and against all Losses incurred by Purchaser, its Subsidiaries and the respective directors, officers and employees (“Purchaser Indemnified Persons”) that arise out of:

(i)  any breach by Seller of any of Seller’s representations and warranties contained in this Agreement or any other certificate delivered pursuant hereto (including, without limitation, the Certificate of Indebtedness);

(ii)  any breach or failure to perform by Seller of its covenants, obligations or undertaking contained in this Agreement;

(iii)  (A) all Taxes (or the non-payment thereof) of the Companies and their Subsidiaries for all taxable periods (or portions thereof) ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date), determined under the principles of Section 5.4(a) hereof, (B) all Taxes of any member of a consolidated, unitary or combined group for which any Company or its Subsidiaries or any Purchaser Indemnified Persons may be held liable, whether by virtue of the application of Treasury Regulation section 1.1502-6 (or any corresponding provision of state, local or foreign Law) or otherwise, and (C) all Taxes of any Person for which any Company or its Subsidiaries or any Purchaser Indemnified Persons may be held liable as a transferee or successor, by contract, or pursuant to any applicable Law which Taxes relate to an event or transaction relating to the Companies or the Subsidiaries prior to the Closing Date; provided, that in the case of clauses (A), (B) and (C) above, Sellers shall be liable for any Taxes only to the extent that such Taxes exceed the accrual, if any, in respect thereof on the Closing Statement;

(iv)  any liability of AP arising out of the potential litigation matter disclosed in Section 3.13 of the AP Disclosure Schedule, and any liability of Metaca arising out of the potential litigation matter disclosed in Section 3.13 of the Metaca Disclosure Schedule;

(v)  any liability of Mercury arising out of the counterclaim litigation matter disclosed in Section 3.13 of the Mercury Disclosure Schedule to the extent such Losses exceed amounts that have been recovered by Mercury, if any, in connection with its Statement of Claim related thereto as of the time such Losses are incurred;

(vi)  any liability of Placard arising solely out of the claim against Placard by the Australian Manufacturer’s Worker Union described in Section 3.13 of the Placard Disclosure Schedule;

(vii)  any claim by an executive officer or director of any of the Companies for indemnification, based solely on any conduct or event that occurred prior to the Closing Date and related solely to the operations or business of any of the Companies; provided, however, that the foregoing indemnity shall not apply to any such claim that would not have been covered by Seller’s D&O indemnity policies in effect on the Closing Date and described on Schedule 3.12;

(viii)  solely to the extent relating to or arising out of the fact that the Companies were Affiliates of the Seller, (A) the presence or release of or exposure to Hazardous Substances, (B) the transportation, disposal or recycling of any Hazardous Substances, and (C) any violation or alleged violation of Environmental Laws, in each case relating solely to properties owned or occupied by the Seller or its Affiliates but not owned or occupied by any of the Companies;

(ix)  solely to the extent arising out of or related to the Companies being or having been Affiliates of the Seller, any liabilities of the Companies under Plans of the Seller or its Affiliates (other than the Companies); and

(x)  in connection with the failure of AP to maintain liability insurance coverage from the period beginning on January 1, 2005 and ending on July 8, 2005 (the “Gap Period”) on the same terms as the general liability insurance policy identified as Item (g) on Schedule 3.12 of the AP Disclosure Schedule with Peerless Insurance Company (Policy No. CBP9915578), any Losses that would have been covered under such policy had it been in place during such Gap Period.

(b)  Seller’s indemnification obligation under Section 8.1(a) shall be subject to each of the following limitations:

(i)  With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Seller in this Agreement other than Sections 3.1, 3.2, 3.5, 3.6, 3.14, 3.16 3.17 or 3.20 (collectively, “Representation and Warranty Losses”), such obligation to indemnify shall terminate on March 31, 2008, unless before such date Purchaser has provided Seller with an applicable Claim Notice;

(ii)  With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Seller in Sections 3.1, 3.2, 3.5, 3.6, 3.14, 3.16, 3.17 or 3.20, such obligation to indemnify shall terminate on the date of the applicable statute of limitations, unless before such date Purchaser has provided Seller with an applicable Claim Notice;

(iii)  With respect to Representation and Warranty Losses, there shall be no obligation to indemnify under Section 8.1(a) unless the aggregate of all Representation and Warranty Losses for which Seller, but for this clause (iii), would be liable under Section 8.1(a) exceeds on a cumulative basis an amount equal to $350,000 (the “Indemnity Threshold”), and then only to the extent of such excess;

(iv)  With respect to Representation and Warranty Losses, there shall be no obligation to indemnify under Section 8.1(a) for any item where the Losses for the claim or series of related claims relating thereto are less than $15,000 (it being understood that such items shall not be aggregated for purposes of the immediately preceding clause (iii));

(v)  With respect to Losses arising under clauses (iv) and (v) of Section 8.1(a), there shall be no obligation to indemnify unless the aggregate of all such Losses exceeds on a cumulative basis an amount equal to $50,000, and then only to the extent of such excess;

(vi)  With respect to Losses arising out of any breach of the representations or warranties in Section 3.16 (“ERISA Losses”), (A) there shall be no obligation to indemnify under Section 8.1(a) unless the aggregate of all ERISA Losses for which Seller, but for this clause (vi), would be liable under Section 8.1(a) exceeds on a cumulative basis an amount equal to $250,000, whereupon the Seller will be obligated to indemnify for the entire amount of all ERISA Losses and (B) the aggregate amount payable for all ERISA Losses shall not exceed an amount equal to $5 million;

(vii)  With respect to Representation and Warranty Losses, there shall be no obligation to indemnify under Section 8.1(a) for any amount, in the aggregate, in excess of an amount equal to 20% of the Purchase Price;

(viii)  The aggregate amount payable for all Losses (including Representation and Warranty Losses) shall not exceed an amount equal to the Purchase Price;

(ix)  With respect to indemnification for Losses pursuant to Section 8.1(a)(vi), (A) such obligation to indemnify shall apply only to Losses incurred prior to the earlier of (x) the completion of a new labor agreement with the Australian Manufacturer’s Worker Union and (y) March 31, 2008, unless a Proceeding has been filed or initiated with respect thereto, and Purchaser has issued a Claim Notice with respect to such Proceeding, prior to such date and (B) the aggregate amount payable for all such Losses shall not exceed an amount equal to $175,000; and

(x)  Each Loss shall be reduced by (A) the amount of any insurance proceeds actually paid to Purchaser or any Purchaser Indemnified Person with respect to such Loss, or (B) any indemnity, contribution or other similar payment actually paid to Purchaser or any Purchaser Indemnified Person by any third party with respect to such Loss, subject to Section 8.5 below.

(c)  From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Losses incurred by Seller, its Subsidiaries and the respective directors and officers of Seller and its Subsidiaries (the “Seller Indemnified Parties”) that arise out of (i) any breach by Purchaser of any of Purchaser’s representations and warranties contained in this Agreement and (ii) any breach by Purchaser of its covenants contained in this Agreement.

(d)  For purposes of determining breaches by Seller of its representations and warranties which will be subject to indemnification under Section 8.1(a), and for determining Losses arising from such breaches, Purchaser and Seller have agreed to use predictable dollar thresholds as provided in Section 8.1(b) of this Agreement. Accordingly, Purchaser and Seller agree that with respect to any representation or warranty referred to in Section 8.1, if such representation or warranty contains a materiality qualification (including “material,” “materially,” “in all material respects,” or “Material Adverse Change”), then such materiality qualification shall be disregarded and only the dollar thresholds stated in Section 8.1(b) will apply; provided, however, that the foregoing provision to disregard materiality shall not apply for purposes of determining breaches of Seller’s representations and warranties set forth in Sections 3.8 or 3.9 of this Agreement (but will apply for purposes of determining Losses arising from such breaches).

8.2.  Notice of Claim; Defense. (a)  If (i) any third-party institutes or asserts any claim, demand, investigation, audit in respect of any Tax liability, action or proceeding (each of the foregoing, a “Proceeding”) that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article VIII (a “Third-party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Liabilities (a “Claim Notice”), provided that the Indemnifying Party shall be relieved of its indemnification obligations under this Article VIII only to the extent that it is prejudiced by the failure of the Indemnified Parties to provide a timely and adequate Claim Notice. With respect to liquidated Losses finally determined to be due and payable, if within thirty (30) days the Indemnifying Party has not contested the Claim Notice in writing, then the Indemnified Party will pay the full amount of such liquidated Losses within ten (10) days after the expiration of such thirty-day period. Any liquidated amount owed by an Indemnifying Party hereunder with respect to any Losses may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to the Indemnifying Party. Any amount finally determined to be due and owed by Seller to Purchaser pursuant to this Article VIII may, at the Purchaser’s option, be satisfied from the Escrowed Amount pursuant to the Escrow Agreement.  The unpaid balance of any Losses shall bear interest at a rate per annum equal to the rate announced by Citibank, N.A. from time to time as its “Base Rate” plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

(b)  In the event of a Third-party Claim, the Indemnifying Party may elect to retain counsel of its choice to represent such Indemnified Parties in connection with such Proceeding and shall pay the fees, charges and disbursements of such counsel. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Proceeding and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Proceeding. The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages. Notwithstanding the foregoing, (A) if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnified Party such that, in the Indemnified Parties’ reasonable discretion, separate representation by the Indemnified Parties’ counsel is advisable, and (B) with respect to any Proceedings relating to the matters described in Sections 8.1(a)(iv), (v) and (vi), the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Proceeding and assume control of the defense in connection with such Proceeding, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party (and in the case of the matter described in Section 8.1(a)(vi), Purchaser shall use reasonable commercial efforts to keep Seller apprised of the status of such matter and any negotiations with the claimant related thereto). Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld).

(c)  From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

8.3.  Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Article VIII shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

8.4.  No Duplication; Exclusive Remedy. (a)  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)  From and after the Closing, the exclusive remedy of each party in connection with this Agreement and the transactions contemplated hereby (whether under this contract or arising under common law or any other Law) shall be as provided in this Article VIII, except as otherwise specified in Sections 2.2 and 7.2 and except in the case of claims for fraud or intentional breach.

8.5.  Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party including by making commercially reasonable efforts to mitigate, whether by seeking claims against a third party, an insurer or otherwise, and to resolve any such claim or liability. If a Loss is covered by insurance or subject to third party recoveries, but proceeds have not been received, the Indemnified Party shall use reasonable efforts to recover the amount of such insurance or recoverable from the insurer or third party, and, if applicable, will reimburse the Indemnifying Party for any Losses already paid hereunder (net of costs incurred to recover such amounts).

ARTICLE IX
DEFINITIONS AND INTERPRETATION

9.1.  Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“401(k) Plan Participants” shall have the meaning set forth in Section 5.6(b).

“Accounting Arbitrator” has the meaning set forth in Section 2.2.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits, Appendices and Schedules hereto and the Disclosure Schedule.

“AP” shall have the meaning set forth in the opening paragraph.

“Audits” shall have the meaning set forth in Section 3.17.

“Australian Superannuation Arrangement” means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, pensions, annuities or other allowances of a similar nature are or may be provided to or in respect of any present or former employees of Placard or any Subsidiary of Placard or their respective dependants.

“Balance Sheet Date” shall mean July 31, 2006, the date of the most recent balance sheet included in the Financial Statements.

“Base Purchase Price” shall have the meaning set forth in Section 1.2.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.

“Certificate of Indebtedness” shall have the meaning set forth in Section 2.1(b)(ix).

“Claim Notice” shall have the meaning set forth in Section 8.2(a).

“Closing” shall mean the closing referred to in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Statement” shall have the meaning set forth in Section 2.2.

“Closing Working Capital” shall mean, as of the close of business on the date immediately preceding the Closing Date, the excess of (i) current assets of the Companies (including cash and cash equivalents and excluding non-trade intercompany receivables) over (ii) current liabilities of the Companies (excluding non-trade intercompany payables), determined in accordance with Schedule 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the opening paragraph. In the case of Mercury, the term “Company” shall also include the Mercury Graphics division of the Seller as operated by the Seller prior to the Mercury Contribution; provided, however, that no other assets, liabilities or operations of Seller shall be deemed included as part of the term “Company.”

“Company Intellectual Property” shall mean all Intellectual Property that is used in the business of the Companies.

“Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition or results of operations of the Companies, taken as a whole; provided, however, that the effects of events, changes and circumstances relating to (a) the industries and markets in which the Companies operate, (b) macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities, (c) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (d) compliance with this Agreement, or (e) the transactions contemplated hereby or the public announcement of this Agreement, shall not be considered when determining if a Company Material Adverse Effect has occurred.

“Computer Software” shall mean computer software programs, databases and all documentation related thereto.

“Confidentiality Agreement” shall mean the letter agreement dated March 21, 2006 between Seller and Purchaser.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

“Designs” means designs defined under the Australia Designs Act 2003 (Cth) and any similar rights capable of protection under the laws of any foreign jurisdictions.

“Direct Claim” shall have the meaning set forth in Section 8.2(a).

“Disclosure Schedule” shall mean the disclosure schedules of even date herewith delivered by Seller to Purchaser simultaneously with the execution hereof.

“Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions).

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings, adverse claims or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” shall mean all federal, provincial, state, county, regional, municipal, local or foreign laws, statutes, regulations, codes, plans, orders, decrees, judgments, notices, Permits, rules, ordinances, by-laws or demand letters relating to environmental matters, Hazardous Substances, natural resources, pollution or protection of human health, safety or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, or handling of Hazardous Substances, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), Canadian Environmental Protection Act (S.C. 1999, c. 33), Fisheries Act (R.S.C., 1985, c. F-14), Environmental Protection Act (R.S.O. 1990, c. E.19), Ontario Water Resources Act (R.S.O. 1990, c. O.40), and other similar state, provincial, regional, municipal and local statutes, and any regulations promulgated thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the applicable Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A..

“Escrow Agreement” has the meaning set forth in Section 2.1(b)(iii).

“Escrow Amount” has the meaning set forth in Section 1.2(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.2.

“Estimated Purchase Price” shall have the meaning set forth in Section 1.2.

“Evaluation Material” shall have the meaning assigned to such term in the Confidentiality Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean (a) the audited balance sheets of AP, Metaca, Placard and Mercury (represented by the Mercury Graphics division of the Seller as conducted prior to the Mercury Contribution) at December 31, 2005 and 2004 together with the audited statements of income and statements of cash flows for the years ended December 31, 2005 and 2004 and (b) the Interim Financial Statements.

“GAAP” shall mean, for any jurisdiction, generally accepted accounting principles for such jurisdiction, consistently applied.

“Governmental Entity” means any country, any national body (including the European Union), any state, province, municipality, or subdivision of any of the foregoing, any agency, governmental department, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, taxing, importing, exporting, or other governmental or quasi-governmental function.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, pollutant, contaminant, waste, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Laws.

“Indebtedness” shall mean, without double counting, (a) the indebtedness of any of the Companies for borrowed money owed to third parties, (b) accrued interest payable by any Company on the indebtedness under clause (a), and (c) the obligations of any Company under their capitalized leases (which leases shall, for greater certainty, exclude those operating leases described on Schedule 3.11A of the Disclosure Schedules); provided that in no event shall Indebtedness include any amount that is included in the Closing Working Capital.

“Indemnified Party” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(a).

“Indemnity Threshold” shall have the meaning set forth in Section 8.1(b)(ii).

“Insurance Policy” shall mean any insurance policy maintained by Seller or any of its Affiliates (other than the Companies).

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

“Intercompany Accounts” shall mean all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account (other than trade payables and receivables) between Seller and its Subsidiaries (other than the Companies) on the one hand, and any Company, on the other hand.

“Interim Financial Statements” the unaudited balance sheets of AP, Metaca, Placard and Mercury (represented by the Mercury Graphics division of the Seller as conducted prior to the Mercury Contribution) as of July 31, 2006 together with the related statements of income for the for the seven (7) month period then ended.

“Interim Period” shall have the meaning set forth in Section 5.4(a)(ii).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of Seller” shall mean the actual knowledge, including knowledge that a reasonable senior executive would have under the circumstances following reasonable inquiry, of Barry Switzer, Gord Bayda, Jerry Moodie, Ganesh Ganeshalingam, Stephen Pustil and Walter Campbell.

“Law” shall have the meaning set forth in Section 3.4.

“Licenses” shall mean all licenses and agreements pursuant to which any Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which any Company has licensed or transferred the right to use any of the foregoing.

“Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorney and other professional fees and expenses).

“Mercury” shall have the meaning set forth in the opening paragraph.

“Mercury Contribution” shall mean the series of transactions completed by the Seller on or prior to the date hereof pursuant to which the assets and liabilities of the Mercury division of the Seller have been contributed into Mercury.

“Mercury Lease” means that certain lease between Mercury Graphic Corporation, as lessee, and Saskatchewan Economic Development Corporation, as lessor, dated September 21, 1990, as amended.

“Metaca” shall have the meaning set forth in the opening paragraph.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.10.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Placard” shall have the meaning set forth in the opening paragraph.

“Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, pension, retirement savings or retirement income plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Company or by any ERISA Affiliate, or to which any Company or an ERISA Affiliate is party or has any outstanding liability to or in respect of or obligation under, whether formal or informal, written or oral, for the benefit of any director, officer, consultant, or employee, whether active or terminated, of any Company excluding any government sponsored plans requiring mandatory contributions by employers and/or employees.

“Privacy Law” shall mean (a) the Australia Privacy Act 1988 (Cth); and (b) the National Privacy Principles contained in Schedule 3 to the Australia Privacy Act 1988 (Cth) or an approved privacy code (as defined in the Australia Privacy Act 1988 (Cth)) that applies to a Company.

“Proceeding” shall have the meaning set forth in Section 8.2(a).

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchaser” shall have the meaning set forth in the opening paragraph.

“Purchaser Indemnified Persons” shall have meaning set forth in Section 8.1(a).

“Real Property” shall mean all material real property that is owned, leased or used by the Companies or any of their respective Subsidiaries.

“Retained Employee” shall mean each person who was an active or inactive employee (including but not limited to any such employee who is on any leave of absence, whether paid or unpaid, including, but not limited to, “short-term disability leave”, “long-term disability leave” or “workers’ compensation leave” as such term is defined in a Plan) of any Company immediately prior to the Closing Date.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the opening paragraph.

“Shares” shall mean the outstanding shares of common stock issued by the Base Companies.

“Short Period” shall have the meaning set forth in Section 5.4(a)(i).

“Straddle Period” shall mean a taxable year or period beginning on or before, and ending on or after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax Act” shall mean the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Taxes” shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States and Canadian federal income taxes and state or provincial income taxes), payroll and employee withholding taxes, unemployment insurance and employment insurance payments, social security, Canada Pension Plan and provincial pension plan contributions, value-added, sales and use taxes, excise taxes, goods and services taxes, harmonized sales taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, severance taxes, capital stock taxes, capital taxes, alternative or add-on minimum taxes, estimated taxes, transfer taxes, withholding taxes, workers’ compensation, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date and whether disputed or not.

“Tax Return” means a report, return, declaration, election, agreement, claim for refund, or other information return or statement (including any schedule or attachment thereto and including any amendment thereof) required to be supplied to or filed with a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Third-party Claim” shall have the meaning set forth in Section 8.2(a).

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, business names and all registrations and applications to register the same.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information and any trade secrets capable of protection in any applicable non-U.S. jurisdiction.

“Transfer Taxes” shall have the meaning set forth in Section 5.4(a)(iii).

“U.S.” shall mean the United States of America.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Year End Balance Sheet” means the audited balance sheet of the Companies at December 31, 2005.

9.2.  Interpretation. (a)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(h)  All payments and adjustments under this Agreement shall be made in U.S. Dollars.

ARTICLE X
MISCELLANEOUS

10.1.  Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

10.2.  Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

10.3.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser and/or HIG, to:
c/o H.I.G. Capital Management, Inc.
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention: John Black, William NolanTelephone: 617-262-8455
Telecopy: 617-262-1505

with a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022Attention: Neil W. Townsend, Esq.
Telephone: 212-705-7722
Telecopy: 212-702-3644

and

if to Seller, to:

Steven Berns, President and CFO
MDC Partners Inc.
950 Third Avenue
New York, N.Y. 10022
Telephone: 646-429-1818
Telecopy: 212-937-4365

With a copy to:

Mitchell Gendel, General Counsel
MDC Partners Inc.
950 Third Avenue
New York, N.Y. 10022
Telephone: 646-429-1803
Telecopy: 212-937-4365

10.4.  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

10.5.  Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto and, solely with respect to Section 8, the other Purchaser Indemnified Parties and Seller Indemnified Parties.

10.6.  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.7.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

10.8.  Jurisdiction. To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator as set forth in Section 2.2, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction of the Accounting Arbitrator.

10.9.  Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.10.  Extension; Waiver. At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

10.11.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void. Notwithstanding the foregoing, the Purchaser shall be permitted to assign or delegate all or part of its rights or obligations hereunder (a) to one or more of its Subsidiaries (provided that such assignment or delegation shall not relieve the Purchaser of its obligations and responsibilities hereunder) and (b) by way of collateral assignment to any bank or financing institution providing financing to the Purchaser.

IN WITNESS WHEREOF, Purchaser, Seller and HIG have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SECURED PRODUCTS (CAYMAN), INC.

By
Name:
Title:

MDC PARTNERS INC.

By
Name:
Title:

H.I.G. CAPITAL MANAGEMENT, INC.

By
Name:
Title: